Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of FGI Industries Ltd. on Form S-8, (File No. 333-262353) of our report dated April 17, 2023, with respect to our audits of the consolidated financial statements  of FGI Industries Ltd. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of FGI Industries Ltd. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

Philadelphia, PA

April 17, 2023